Exhibit 10.1

Effective as of September 1, 2024

Mr. Patrick Zammit

Dear Patrick:

TD SYNNEX Corporation (the “Company”) is pleased to offer you the position of Chief Executive Officer on the following terms effective as of September 1, 2024 (the “Employment Date”):

1. Position. Commencing on the Employment Date, you will hold the position of Chief Executive Officer, reporting solely to the Board of Directors (the “CEO”). As Chief Executive Officer, you will be the Company’s most senior executive officer and have the duties, responsibilities, authority and reporting relationships normally associated with such position.

During employment with the Company, your services will be provided at the Company’s location in Clearwater, Florida, or such other locations or remotely as may be agreed with the Board of Directors of the Company (the “Board”).

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. For all purposes, your years of service with the Company will be calculated including all continuous prior service with entities that are now subsidiaries of the Company.

During your employment with the Company, you agree to devote substantially all of your business attention and time to the business and affairs of the Company. Notwithstanding the foregoing, you may (a) serve any civic, charitable, educational or professional organization; and (b) serve on the board of directors for organizations with the approval of the Board.

2. Board Membership. You will be appointed as a member of the Board, concurrent with the Employment Date. All directors are subject to annual election and to removal by the shareholders of the Company in accordance with the Company’s by-laws and Delaware law. You will be nominated for election to the Board at each annual meeting of the Company’s shareholders that occurs during your employment with the Company. Upon the Company’s written request, you agree to promptly resign as a member of the Board following any termination of your employment with the Company.

3. Cash and Performance-Based Compensation. The Company will pay you a starting base salary at the rate of $1,000,000 per year. Your base salary will be subject to annual review for possible increase by the Company’s Compensation Committee (the “Compensation Committee”), with the first review to occur with respect to the fiscal year beginning December 1, 2025. Any increase in base salary approved pursuant to such review, if it is completed after the first day of the fiscal year, shall be made effective as determined by the Compensation Committee.

You will be eligible to receive an annual incentive bonus for each fiscal year of the Company during your employment with the Company; provided you are employed by the Company on the last day of the fiscal year. Your target bonus for each fiscal year ending during your employment will be 200% of your base salary (such amount your “Target Bonus”). Your actual annual incentive bonus earned will be determined by the Compensation Committee based upon the achievement of performance metrics established by the Compensation Committee for the applicable fiscal year pursuant to the Company’s annual incentive plan. The bonus for a fiscal year will be paid within two and one-half months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your bonus will be final and binding.

4. Employee Benefits; Indemnification and Insurance.

(a) Employee Benefits. As a regular employee of the Company, you will also be eligible to receive all employee benefits consistent with that provided to other senior executive officers. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary. The Company will reimburse you for ordinary and necessary business expenses you incur in connection with the performance of your duties on behalf of the Company in accordance with the Company’s normal procedures, as they may be amended from time to time. Given that you and your spouse will remain residents of Belgium, or another country outside of the United States of America, the Company will provide the following benefits:

(i)

The Company will provide a furnished living arrangement (including utilities) in Florida, within 50 miles of the Company’s headquarters location in Clearwater, for the first year of the new assignment. The location will be mutually agreed by you and the Company, provided that the monthly rental and utilities shall not exceed $ 10,000 per month.

(ii)	The Company will provide you and your spouse with a Global medical benefits plan consistent with the plan it provides other international executives.

(iii)  The Company will pay for up to 4 round trip business class trips for your spouse between your home and the United States   each year.

(iv)  The Company will reimburse you for the lease of a car while in the United States, consistent with the Company’s rental car   reimbursement policy.

(v)	The Company will continue to make an annual deposit in the pension funds for France in an amount not to exceed $50,000.

(b) Indemnification and Insurance. Your rights to indemnification and directors’ and officers’ liability insurance coverage under the indemnification agreement shall not be exclusive and shall be in addition to any other rights you may have to indemnification (including with respect to advancement of expenses in connection therewith) and insurance coverage under: (a) applicable law; or (b) the provisions of any organizational documents of the Company or any of its subsidiaries applicable to you.

5. Equity Compensation. You will be eligible to receive equity compensation awards for each fiscal year during your employment. Your initial equity compensation awards will be as follows:

(a) You will also be granted a restricted stock or restricted stock unit award for shares of the Company’s Common Stock (such award, the “RSUs”) pursuant to the Company’s 2020 Stock Incentive Plan, as amended (the “Plan”) with a fair market value at grant of approximately $5,000,000. The grant will be split 60% as time based vesting RSUs and 40% as a performance based RSU. The performance based RSU will be granted at the same time following the January 2025 Compensation Committee meeting as all other executive performance based RSU grants. The time based RSU grant will be made following the September 2024 Compensation Committee meeting as all other executive time based RSU grants are made. Your prorated RSU grant related to the COO role will also be made following the September 2024 Compensation Committee meeting. The time based RSUs and Performance Based RSUs will be subject to the terms and conditions applicable to equity grants granted under the Plan and the applicable RSU grant agreement and Performance Based RSU grant agreement. The time based RSUs will be subject to vesting over the three-year period following the Vesting Date (as defined in the grant agreement), with one third of the shares vesting on each one-year anniversary of the grant date, conditioned on your continuous common law employment, as described in the applicable RSU agreement. The Performance Based RSUs will vest depending on the attainment of a three fiscal year financial target as defined in the applicable performance based RSU agreement.

The terms and conditions of your future equity awards will be determined by the Compensation Committee in its sole discretion; provided that such equity awards shall be made at such times and subject to such terms and conditions as the annual equity compensation awards made to the Company’s other senior executive officers.

(b)Stock Ownership Guidelines. During your employment, you will be expected not to sell your vested equity compensation from the Company (with the exception of shares sold or withheld by the Company to cover your exercise price or taxes on such compensation) until you achieve ownership of an amount of the Company’s Common Stock having a fair market value of the lower of (i) at least two times annual cash compensation or (ii) $2,000,000 in common stock, with a prohibition against any sale of common stock prior to achieving one or both of the foregoing. You will be expected to maintain this minimum level of ownership thereafter. Stock ownership for this purpose includes any Common Stock owned personally or in trust for your benefit, and does not include unvested restricted stock or restricted stock units or stock options.

6. Severance Pay.

(a) Involuntary Termination: If the Company terminates your employment with the Company after the Employment Date for a reason other than Cause, Disability or death, or you terminate your employment for Good Reason as such terms are defined below (either such termination an “Involuntary Termination”) then, subject to Section 7, you will receive the following severance benefits from the Company:

(i)  Severance Payment. You will be paid severance of salary continuation for a period of twelve (12) months following the employment termination date at a rate equal to the (A) the greater of (i) the total amount of base salary and bonus payments you received over the three-year period ending on the date of your Involuntary Termination, or if you have been employed by the Company for less than three years, over the number of years (including fractional years) of employment with the Company, divided by three (3) or such lesser number of years (including fractional years), or (ii) the total amount of the annual base salary and Target Bonus in effect under Section 3 as of the date of your Involuntary Termination, divided by (B) twelve (12). Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.

(ii) Accelerated Vesting. All of your then unvested equity awards, except for any unvested long-term performance-based RSU grants, which vest according to the terms of the grant agreement upon completion of the performance period and any equity awards with an effective date less than three (3) months prior to your retirement, will be accelerated on your date of Involuntary Termination. Unvested long-term performance based RSU grants, will vest prorata based upon the length of time into the performance period at the date of separation, calculated based upon actual achievement as of the performance date and paid after attainment has been certified by the Compensation Committee.

(iii) Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans.

(b) Change of Control: If you incur an Involuntary Termination during the two (2) month period before or on or within twelve (12) months after a change of control of the Company, then, subject to Section 7, you will receive the following severance benefits from the Company in lieu of the severance benefits described in Section 6(a) above:

(i)   Severance Payment. You will be paid severance of salary continuation for a period of eighteen (18) months (plus one additional month per year of employment after the eighteenth year of employment), up to a maximum of twenty-four (24) months, following the employment termination date at a rate equal to the (A) the greater of (i) the total amount of base salary and bonus payments you received over the three-year period ending on the date of your Involuntary Termination, or if you have been employed by the Company for less than three years, over the number of years (including fractional years) of employment with the Company, divided by three (3) or such lesser number of years (including fractional years), or (ii) the total amount of the annual base salary and Target Bonus in effect under Section 3 as of the date of your Involuntary Termination, divided by (B) twelve (12). Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.

(ii) Accelerated Vesting. All of your then unvested equity awards, except for any unvested long-term performance-based RSU grants, which vest according to the terms of the grant agreement upon completion of the performance period and any equity awards with an effective date less than three (3) months prior to your retirement, will be accelerated on your date of separation. Unvested long-term performance based RSU grants, will vest prorata based upon the length of time into the performance period at the date of separation, calculated based upon actual achievement as of the performance date and paid after attainment has been certified by the Compensation Committee.

(iii) Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents through the earliest of (x) the twenty-four (24)-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans.

(c)   Exclusive Application of US Severance Laws. You explicitly accept that you shall not be entitled to, other than the payments and entitlements provided in this document, any other payment in lieu of notice nor any other termination indemnity which could be due pursuant to Belgian labour laws. If despite this agreement a Belgian judge would grant any termination indemnity to you pursuant to Belgian labour laws, this indemnity can be offset against any severance payment due pursuant to this Section 6.

7. Conditions to Receipt of Severance and Retirement Benefits; Section 409A

(a) Release of Claims. The receipt of any severance and retirement benefits pursuant to Section 6 will be subject to your signing and not revoking a customary release of claims in a form acceptable to the Company within such period of time as the Company may require, which time period to sign the release shall be not less than 21 days following your termination of employment. The release of claims shall not impose any confidentiality or restrictive covenant provisions on you other than those set forth in this Agreement or require you to release any rights or claims to (i) any of the severance and retirement benefits pursuant to Section 6, (ii) vested benefits under any employee benefit plan, (iii) rights under any equity or equity-based awards or (iv) indemnification and insurance coverage.

(b) Noncompetition; Nonsolicitation. The receipt of any severance and retirement benefits pursuant to Section 6 will be subject to your not violating the provisions of Section 9. In the event you materially breach the provisions of Section 9, or if you elect not to comply with the terms of Section 9(a) on noncompetition or Section 9(b)(ii) on nonsolicitation of business, all continuing payments and benefits to which you would have been entitled pursuant to Section 6 will immediately cease.

(c) Section 409A. Any cash severance or retirement benefits to be paid pursuant to Section 6 or will not be paid during the six-month period following your termination of employment if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Code and that such amounts are not exempt from Section 409A. In such event, the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six-month period on the first day following such six-month period (or, if earlier, your death). Thereafter, you will receive your cash severance payments pursuant to Section 6 in accordance with the Company’s normal payroll practices or retirement benefits in accordance with the terms of the applicable award agreements. The provisions of this agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment shall be interpreted to require that you have a “separation from service” with the Company (as defined for purposes of Section 409A). Any series of severance payments or benefits provided under this agreement shall for all purposes of Section 409A be treated as a series of separate payments and not as a single payment. In any case where the date of your separation from service and the date by which you are required to sign the release pursuant to Section 7(a) of this agreement (including for this purpose the applicable revocation period) falls in two separate taxable years, any amount required to be paid to you that is conditioned on the effectiveness of such release and is determined by the Company not to be exempt from Section 409A of the Code shall be paid in the later taxable year.

8. Definition of Terms. The following terms referred to in this agreement will have the following meanings:

(i)     Cause. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(a) Disability. “Disability” means that you have been unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether you have a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(b) Good Reason. “Good Reason” means the occurrence of any of the following, without your written consent: (i) a reduction in your Base Salary; (ii) a reduction your Target Bonus; (iii) a material, adverse change in, or any action by the Board or any member thereof which are inconsistent with, your title, position, authority, duties, responsibilities or reporting relationships set forth by Section 1; (iv) a relocation of your principal office location by more than thirty-five (35) miles from its then-current location; or (v) a material breach by the Company of a material provision of this Agreement. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

9. Restrictive Covenants.

(a) Noncompete. For a period beginning on the Employment Date and ending on the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 10 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 6, you agree to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that you shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company. You may elect not to comply with the provisions of this Section 9(a) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 6 will immediately cease.

(b) Nonsolicit.

(i)   For a period beginning on the Employment Date and ending on the date twelve (12) months after you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 10 following your termination of employment), you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company).

(ii)   For a period beginning on the Employment Date and ending the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 10 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 6, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company). You may elect not to comply with the provisions of this Section 9(b)(ii) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 6 will immediately cease.

(c) Understanding of Covenants. You represent that you (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

10. Litigation. You agree to cooperate with the Company beginning on the Employment Date and thereafter (including following your termination of employment for any reason) by making yourself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse you for all expenses actually incurred in connection with your provision of testimony or assistance, and if you provide testimony or assistance after the one-year anniversary of your termination as an employee and Board member (or during the first year after your termination as an employee and Board member if no severance is being paid with respect to such time), $500 per hour for your time.

11. Successors. For all purposes under this agreement, the term “Company” will include any successor to the Company’s business and/or assets which expressly assumes this agreement or which becomes bound by the terms of this agreement by operation of law. The terms of this agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this agreement, or any claims arising out of any alleged breach of this agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Pinellas County, Florida except that any alleged breach of the Company’s Confidentiality and Assignment of Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

13. Miscellaneous Provisions.

(a) Waiver. No provision of this agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. Effective September 1, 2024 this agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. This agreement may only be modified by a signed writing between the parties.

(c) Choice of Law. The laws of the State of Florida (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this agreement.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(e) Withholding. All payments made pursuant to this agreement will be subject to withholding of applicable income and employment taxes.

We hope that you will accept our offer of the position of Chief Executive Officer of the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this agreement returning them to me.

Very truly yours, TD SYNNEX Corporation

By: /s/ Ann Vezina
Ann Vezina, Chair of Board

I have read and accepted this employment offer

/s/ Patrick Zammit
Patrick Zammit
Date: June 19, 2024